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                                                                     EXHIBIT 3.1

                              ARTICLES OF AMENDMENT

                 TO THE 1999 RESTATED ARTICLES OF INCORPORATION

                                       OF

                                MEDICALOGIC, INC.

     Pursuant to Sections 60.437 and 60.447 of the Oregon Business Corporation Act, MedicaLogic, Inc. hereby adopts the following Articles of Amendment:

     1.   The name of the corporation is MedicaLogic, Inc.

     2. Article I of the 1999 Restated Articles of Incorporation of MedicaLogic, Inc. is hereby amended to read, in its entirety, as follows:

                                   "ARTICLE I

     The name of the Corporation is MedicaLogic/Medscape, Inc."

     3. The amendment described above was adopted by the Board of Directors of MedicaLogic, Inc. on February 21, 2000.

     4. The shareholders of MedicaLogic, Inc. approved the amendment. As of the close of business on March 31, 2000, 32,010,397 shares of common stock were outstanding, with each share entitled to one vote on the amendment described above.

     5. 21,015,477 shares of common stock, were voted for the amendment. 259,529 shares of common stock were voted against the amendment.

Dated: May 19, 2000.

                                       MEDICALOGIC, INC.

                                       By: /s/ DAVID C. MOFFENBEIER
                                          --------------------------------------
                                          David C. Moffenbeier
                                          President